UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 7, 2011
REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-11848 (Commission File Number)	43-1627032 (IRS Employer Identification Number)
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(Address of principal executive offices)
Registrant’s telephone number, including area code: (636) 736-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 7, 2011, Reinsurance Group of America, Incorporated (“RGA” or the “Company”) entered into an accelerated share repurchase (“ASR”) agreement with Barclays Capital, Inc., acting as agent for Barclays Bank PLC (“Barclays”). Under the ASR agreement, the Company purchased 2.5 million shares of its outstanding common stock at an initial price of $59.76 per share and an aggregate price of approximately $149.4 million (in each case exclusive of commissions). The repurchase will be funded from cash on hand.
     Under the ASR agreement, Barclays plans to purchase an equivalent number of shares of common stock in the open market from time to time until it has acquired that number. At the end of this period, the Company may receive, or may be required to remit, a purchase price adjustment based upon the volume weighted average price of its common shares during the period. The purchase price adjustment can be settled, at the election of the Company, in cash or in shares of its common stock.
     Barclays may terminate the transaction (i) in the event of a default by the Company under the ASR agreement, (ii) in the event the Company declares a dividend that is not a regularly scheduled cash dividend or a quarterly cash dividend in excess of an amount specified in the agreement, and (iii) in certain other circumstances. Upon an early termination, the Company would be required to compensate Barclays for losses it incurred in connection with the ASR transaction. Any shares that RGA issues in the future in connection with an early termination of the transaction or to compensate Barclays for any additional amounts due under the ASR agreement would increase the number of shares outstanding at the time of issuance.
     The Company had 2.5 million fewer shares outstanding (approximately 3.3%) immediately following initial settlement on March 8, 2011. The common shares repurchased will be placed into treasury to be used for general corporate purposes. The repurchase of shares pursuant to the ASR agreement is in addition to the Company’s previously announced stock repurchase authorization.
     On March 11, 2011, the Company and Barclays amended and restated the ASR agreement to, among other things, adjust the Maximum Maturity Date, the Minimum Maturity Date, and the Discount, each as defined in the ASR agreement.
     The foregoing description of the ASR agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated ASR agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     Barclays and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company and its affiliates.
Item 7.01 Regulation FD Disclosure.
     On March 7, 2011, RGA issued a press release announcing that it had entered into the ASR agreement. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
     The information in this Item 7.01 and the exhibit attached hereto will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

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Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit Index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED
Date: March 11, 2011	By:	/s/ Todd Larson
Todd Larson
Executive Vice President, Treasurer & Corporate Finance

EXHIBIT INDEX

10.1*	Amended and Restated Letter Agreement regarding Share Repurchase Transaction dated as of March 11, 2011 between the Company and Barclays Capital Inc., acting as agent for Barclays Bank PLC.
99.1	Press release regarding ASR agreement dated March 7, 2011.

*	Certain portions have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.